UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Tempur Sealy International, Inc.
(Exact name of registrant as specified in its charter)

1000 Tempur Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On March 27, 2020, the Board of Directors of Tempur Sealy International, Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company, to purchase from the Company one one-thousandth (1/1,000th) of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $273.00 per Unit of Preferred Stock, subject to adjustment as provided in the Rights Agreement (defined below). The dividend is payable to stockholders of record at the close of business on April 7, 2020. The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 27, 2020, as the same may be amended from time to time (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

The Rights are in all respects subject to, and governed by, the provisions of the Rights Agreement and the Second Amended and Restated Certificate Of Designation, Preferences and Rights Of Series A Junior Participating Preferred Stock (the “Certificate of Designation”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The Certificate of Designation was filed by the Company with the Secretary of State of the State of Delaware on March 27, 2020. The Certificate of Designation amends and restates the Amended and Restated Certificate Of Designation Of Series A Junior Participating Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on March 15, 2017. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2020, and is qualified in its entirety by reference to the full text of the Rights Agreement and Certificate of Designation.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement.

Number	Description
3.1
Second Amended and Restated Certificate Of Designation, Preferences and Rights Of Series A Junior Participating Preferred Stock of Tempur Sealy International, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 27, 2020).

4.1
Rights Agreement, dated as of March 27, 2020, by and between Tempur Sealy International, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  March 27, 2020

Tempur Sealy International, Inc.

By:	/s/ Bhaskar Rao
Name:	Bhaskar Rao
Title:	Executive Vice President & Chief Financial Officer